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Exhibit 4.8

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

        STOCKHOLDERS AGREEMENT, dated as of July 29, 2004, by and among Rockwood Holdings, Inc. (the "Company"), KKR 1996 Fund, L.P. ("1996 Fund"), KKR Partners II, L.P. ("KKR II"), KKR Millennium Fund, L.P. ("KKR Millennium"), KKR Partners III, L.P. ("KKR III"), KKR European Fund, Limited Partnership ("KKR European" and together with 1996 Fund, KKR II, KKR Millennium and KKR III, the "KKR Entities") and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively, the "DLJ Entities"). Each of the KKR Entities and the DLJ Entities are referred to individually as a "Stockholder" and, collectively, as the "Stockholders".

        WHEREAS, 1996 Fund and KKR II own an aggregate of 564,000 Common Shares (as defined below); KKR Millennium owns (i) a warrant (the "KKR Warrant") to purchase an additional 28,000 Common Shares pursuant to a warrant agreement between KKR Millennium and the Company dated July 23, 2003 and (ii) 25,000 shares of series A participating preferred stock, par value $0.01 per share, of the Company (the "Preferred Shares");

        WHEREAS, pursuant to a sale and purchase agreement by and among mg techologies ag, MG North America Holdings Inc. and certain subsidiaries of the Company (the "Purchasers") dated as of April 19, 2004 (the "Purchase Agreement"), the Purchasers agreed to purchase the DN Business (as defined in the Purchase Agreement);

        WHEREAS, the DLJ Entities, KKR Millennium, KKR III and KKR European are entering into a subscription agreement with the Company dated as of the date hereof (the "Subscription Agreement") pursuant to which each such Stockholder has agreed to purchase Common Shares and, in the case of the DLJ Entities, warrants to purchase additional Common Shares (the "DLJ Warrants"), subject to the terms and conditions of such Subscription Agreement; and

        WHEREAS, the Company and each of the Stockholders desire to make certain arrangements among themselves with respect to the matters set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1.    Definitions    (a) As used in this Agreement, the following capitalized terms shall have the following meanings:

        Advisory Fees:    The management and advisory fees payable under the Management Services Agreement.

        Affiliate:    When used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified; provided, however, that an Affiliate of the Stockholders shall not in any event include the limited partners or members of any Stockholder.

        Board of Directors:    The board of directors of the Company.

        Business Day:    A day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close

        Closing:    As defined in the Purchase Agreement.

        Common Shares:    The shares of common stock, $0.01 par value per share, of the Company; provided, that the underlying Common Shares issuable upon the exercise of all DLJ Warrants shall be included for purposes of any calculation herein with respect to the number of Common Shares.

        Control:    The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        Distribution-in-Kind:    A transfer made as part of a distribution by a Stockholder to its general or limited partners or members pursuant to its governing partnership agreement or limited liability company agreement.

        DLJ Entities:    As defined in the recitals.

        DLJ Group:    The DLJ Entities and their respective Affiliates that are Permitted Transferees, in each case only if such Person then holds any Common Shares.

        Exchange Act:    The U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

        Excluded Securities:    As defined in Section 6.2 herein.

        Initial Public Offering:    The first offering of the Company's Common Shares pursuant to a registration statement filed in accordance with the Securities Act.

        In Registration:    The period beginning at the time the Company files a registration statement under the Securities Act until the end of the period during which dealers must deliver a prospectus (other than in connection with a registration on Form S-8 or any securities registered on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act).

        KKR Entities:    As defined in the recitals.

        KKR Group:    The KKR Entities and their respective Affiliates that are Permitted Transferees, in each case only if such Person then holds any Common Shares.

        Management Services Agreement:    The management services agreement dated as of the date hereof, by and among the Company, Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.

        Material New Business:    A business (other than any business related to the manufacturing and selling of specialty chemicals or materials) that, had it been part of the Rockwood Entities during the preceding fiscal year, would have generated 15% or more of the EBITDA of the Rockwood Entities or that would have reduced EBITDA of the Rockwood Entities by 15% or more, in each case, on a pro forma basis for such preceding fiscal year. For purposes of the foregoing, "EBITDA" shall have the meaning given thereto in the credit agreement dated as of the date hereof by and among Rockwood Specialties Group, Inc., certain of its subsidiaries and the lenders named therein.

        Person:    Any individual, partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

        PIK Notes:    The Rockwood Specialties International, Inc. senior discount notes due August 15, 2011.

        Public Float:    On any date of determination, the number of Common Shares outstanding other than Common Shares owned by the Stockholders, executive officers or directors of the Company.

        Qualified Public Offering:    Any public offering of Common Shares, whether a primary offering by the Company or a secondary offering by its common stockholders, pursuant to an effective registration statement filed under the Securities Act, following which the Public Float will be in excess of 25% of the outstanding Common Shares.

        Registered Sale:    A sale of Common Shares effected pursuant to an effective registration statement under the Securities Act in accordance with the Registration Rights Agreement.

        Rockwood Entities:    The Company and its subsidiaries.

        Rule 144 Sale:    A sale of Common Shares pursuant to Rule 144 promulgated under the Securities Act.

        SEC:    The U.S. Securities and Exchange Commission or its successor.

        Securities Act:    The U.S. Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

        Stockholder Group:    The DLJ Group or the KKR Group, as the case may be.

        Stockholder Designees:    The DLJ Designees and the KKR Designees.

        Subsidiary:    An entity in respect of which another entity owns, directly or indirectly, at least a majority of the securities entitled to vote for the election of directors or the members of a similar governing body.

        Transaction Fee:    The transaction fee payable pursuant to the Management Services Agreement.

        (b)   When used in this Agreement, the term "including" shall be deemed to mean "including, without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

        Section 2.1.    Board of Directors Representation.    (a) The Board of Directors shall initially be comprised of eight directors of whom:

    (i)
    five shall be designated by the KKR Group (the "KKR Designees"), with each of KKR 1996, KKR Millennium and KKR European having the right to separately designate not less than one such director;

    (ii)
    two shall be designated by the DLJ Group (the "DLJ Designees") for so long as the DLJ Group owns at least 10% of the outstanding Common Shares (subject to Section 2.5); and

    (iii)
    one director shall be the Chief Executive Officer of the Company in office from time to time (the "CEO Designee").

        (b)   Each DLJ Designee shall be an employee, director or officer of DLJ Merchant Banking III, Inc. or its Affiliates or a consultant to DLJ Merchant Banking III, Inc. or its Affiliates who is not a

consultant to any other financial sponsor and who spends substantially all of his or her time consulting for DLJ Merchant Banking III, Inc. and its Affiliates (Susan Schnabel and Alex Morey to serve as the initial DLJ Designees). The DLJ Group shall not designate any other DLJ Designee without the prior written approval of such designee by the KKR Group, which approval shall not be unreasonably withheld. Subject to Section 2.5, at such time as the DLJ Group shall cease to own at least 10% of the outstanding Common Shares the DLJ Group shall cease to have the right to designate any directors to the Board of Directors or the board of directors of any Subsidiary of the Company and the DLJ Group shall promptly cause all DLJ Designees to resign from the Board of Directors, all committees thereof and the boards of directors of all subsidiaries of the Company and all committees thereof. Upon any such resignation, the directors remaining in office shall either decrease the size of the Board of Directors to eliminate such vacancy or cause the vacancy created thereby to be filled by a designee selected by a majority of the directors remaining in office.

        (c)   The CEO Designee shall serve as the chairman of the Board of Directors.

        (d)   Each Stockholder agrees to vote, or act by written consent with respect to, any Common Shares owned by it, at each annual or special meeting of stockholders of the Company at which directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, and the Company shall take all actions as are necessary, to cause the Board of Directors to be comprised of the number and type of directors specified in Section 2.1(a). Notwithstanding the foregoing or anything to the contrary in this Agreement, in conjunction with an Initial Public Offering and effective as of the consummation thereof, the Stockholders and the Company shall take all action necessary to reconstitute the size and composition of the Board of Directors in accordance with the recommendation of the Board of Directors subject to compliance with applicable law and the listing rules of the applicable securities exchange; provided, however, that in the case of any such reconstitution of the Board of Directors, the DLJ Group shall be entitled to appoint one DLJ Designee to the Board of Directors for so long as the DLJ Group owns at least 10% of the outstanding Common Shares (after giving effect to the Initial Public Offering).

        (e)   If any member of a Stockholder Group entitled to designate directors hereunder requests in writing that any of its designees be removed as a director, the other members of such Stockholder Group and the other Stockholder Group shall vote, or act by written consent with respect to, all Common Shares owned by such other members and such other Stockholder Group and otherwise take or cause to be taken all actions necessary to remove such director designated by such member of a Stockholder Group. Unless a member of a Stockholder Group shall otherwise request in writing, neither the Company nor the other members of such Stockholder Group nor the other Stockholder Group shall take any action to cause the removal of any directors designated by such member of a Stockholder Group. In the event that a vacancy is created at any time by the death, disability, retirement, resignation (other than pursuant to the last sentence of Section 2.1(b)) or removal (with or without cause) of any director designated by a member of a Stockholder Group, so long as such member and such Stockholder Group have the right to designate a replacement designee at such time, the Company and the other members of such Stockholder Group and the other Stockholders Group shall take all action necessary to cause the vacancy created thereby to be filled by the replacement designated by such member of a Stockholder Group.

        (f)    In the event that the KKR Group shall have a designee serving on the board of directors of any direct or indirect Subsidiary of the Company, if and for so long as the DLJ Group has the right to designate a director to the Board of Directors pursuant to this Section 2.1, the DLJ Group shall have the right to designate one of the DLJ Designees to such board of directors.

        (g)   In the event the DLJ Group is not entitled to designate any directors to the Board of Directors pursuant to this Section 2.1, the DLJ Group shall be entitled to designate an employee, director or officer of DLJ Merchant Banking III, Inc. or its Affiliates to serve as a nonvoting observer to the Board of Directors and any committee of the Board of Directors (an "Observer") at any time that the DLJ Group owns at least 1% of the outstanding Common Shares. The DLJ Group shall not designate an Observer without the prior written approval of such designee by the KKR Group, which approval shall not be unreasonably withheld. The Observer shall be permitted to attend all meetings of the Board of Directors and the committees thereof. The Company shall provide the Observer, in the same manner as provided to directors, notice of such meetings and copies of all materials, financial or otherwise, which the Company provides to its directors; provided, however, that the Company may exclude the Observer from access to any materials or from any meeting, or any portion of the foregoing, if the Company reasonably believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential or proprietary information or for other similar reasons. DLJ's rights under this Section 2.1(g) shall terminate upon the consummation of an Initial Public Offering.

        (h)   The Company shall reimburse each Stockholder Designee and each Observer for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board of Directors, the board of directors of any Subsidiary of the Company or the respective committees thereof.

        Section 2.2.    Committees.    To the extent that the DLJ Group has the right to designate directors to the Board of Directors pursuant to Section 2.1, the Company shall cause the compensation committee, audit committee and any other committee of the Board of Directors or the board of directors of any direct or indirect Subsidiary of the Company on which there is a KKR Designee, to include one DLJ Designee.

        Section 2.3.    Board of Directors Procedures.    The Board of Directors shall follow the following procedures:

        (a)    Notice.    The Company shall give prior notice to each director and Observer of any meeting of the Board of Directors at least five Business Days prior to such meeting.

        (b)    Voting.    For all actions requiring approval of the Board of Directors, the affirmative vote of a majority of the directors present at a meeting of the Board of Directors will be required.

        (c)    Quorum.    If and for so long as the DLJ Group has the right to designate a director to the Board of Directors pursuant to Section 2.1, the presence of at least one KKR Designee and one DLJ Designee will be required for a quorum of a Board of Directors meeting; provided, however, that if a quorum is not obtained because no DLJ Designee is present, such meeting may be adjourned and reconvened on an expedited basis (but no sooner than two Business Days after the date of adjournment and following notice being given to the DLJ Group of such reconvened meeting).

        Section 2.4    Consent Rights.    In addition to any vote or consent of the Board of Directors or the stockholders of the Company required by law or the Company's certificate of incorporation, subject to Section 2.5, if and for so long as the DLJ Group owns at least 10% of the outstanding Common Shares and there has not occurred an Initial Public Offering, the Company shall not take any of the following actions without the consent of the DLJ Group:

          (a)   make any amendment to the organizational documents of any of the Rockwood Entities that would adversely affect the DLJ Group in any non-de minimis respect, or any change in the tax structure of the Rockwood Entities that would adversely affect the DLJ Group in any non-de minimis respect (unless, in each case, such change materially adversely affects all stockholders of the Company (other than directors, officers or other employees of the Rockwood Entities) and the Board of Directors determines in good faith that such change is in the best interests of the Rockwood Entities);

          (b)   enter into any Material New Business;

          (c)   voluntarily initiate any bankruptcy, dissolution or winding up or any analogous proceeding in any jurisdiction with respect to any of the Rockwood Entities;

          (d)   enter into any transaction between any Rockwood Entity, on the one hand, and any member of the KKR Group or any Affiliate thereof or any general partner of a member of the KKR Group, on the other hand, excluding (i) any transaction on arm's length terms and in the ordinary course of business, (ii) any existing agreements, instruments or securities (including the Management Services Agreement, Warrant, Preferred Shares and PIK Notes) or the exercise of any and all rights thereunder, (iii) payment of the Transaction Fee and the Advisory Fees, and (iv) payment of customary directors fees and expenses;

          (e)   issue any Common Shares or shares convertible into Common Shares or options, warrants or rights to acquire Common Shares, in each case in connection with the incurrence of indebtedness which, together with any other such issuance in connection with the incurrence of indebtedness within the preceding 12 months, comprise in excess of 10% of the Common Shares (after giving effect to the proposed issuance and assuming the conversion or exercise of all outstanding securities, options, warrants or rights to acquire Common Shares, whether or not then convertible or exercisable);

          (f)    any change to the material economic terms of the Management Services Agreement, the KKR Warrant, the Preferred Shares or PIK Notes that would make such instruments less favorable to the Rockwood Entities or to the other holders of securities in the Company in any respect;

          (g)   except as permitted by Section 2.1(d), for so long as the DLJ Group owns at least 10% of the outstanding Common Shares, make any alteration to the size of the Board of Directors if such alteration reduces the DLJ Group's proportional representation on the Board of Directors; and

          (h)   obligate or otherwise commit to do any of the foregoing.

        Section 2.5.    DLJ Group Director Designation and Consent Rights.    Subject to the second sentence of Section 2.1(d), in the event that, solely as a result of the issuance of Excluded Securities described in Section 6.2(c), the DLJ Group's ownership interest in the outstanding Common Shares is reduced from the percentage of outstanding Common Shares owned by the DLJ Group immediately following the closing of the transactions under the Subscription Agreement to less than 10% of the outstanding Common Shares, if and for so long as the DLJ Group owns (i) not less than 5% of the outstanding Common Shares and (ii) not less than 75% of the Common Shares held by the DLJ Group immediately following the Closing, (x) the DLJ Group shall have the right to designate one DLJ Designee to the Board of Directors and (y) until the consummation of an Initial Public Offering, the Company shall not take any of the actions described in Section 2.4 without the consent of the DLJ Group.

ARTICLE III

TRANSFERS

        Section 3.1.    Transfer Restrictions.    (a) Prior to the fifth anniversary of the Closing Date, no member of the DLJ Group shall, directly or indirectly, offer, transfer, sell, assign, pledge or otherwise dispose of any economic, voting or other rights in or to (any such act being referred to herein as a "transfer") any Common Shares except in compliance with Sections 3.4 and 3.5, and (w) transfers in compliance with Section 4.2 (provided, that any transfer as the Selling Stockholder under Section 4.2 shall be approved by the KKR Group) (x) a Permitted Transfer (as defined below), (y) transfers made pursuant to a Registered Sale, or (z) transfers made pursuant to Section 4.3.

        (b)   Following the fifth anniversary of the Closing Date but prior to the consummation of an Initial Public Offering, any member of the DLJ Group may transfer all or a portion of its Common Shares subject to compliance with Sections 3.3, 3.4, 3.5, 4.1, 4.2 and 4.3, as applicable.

        (c)   Following the fifth anniversary of the Closing Date and the consummation of any Initial Public Offering, any member of the DLJ Group may transfer all or a portion of its Common Shares subject to compliance with Sections 3.3, 3.4, 3.5, 4.2 and 4.3, as applicable.

        (d)   Notwithstanding anything to the contrary in this Section 3.1, following the consummation of any Qualified Public Offering, any member of the DLJ Group may transfer all or a portion of its Common Shares subject to compliance with Sections 3.3, 3.5 and 4.3, as applicable.

        (e)   A member of the KKR Group may transfer all or a portion of its Common Shares at any time subject to compliance with Sections 3.3 and 3.5 (y) in a Permitted Transfer or (z) subject to compliance with Section 4.2 hereof, in any other transfer.

        Section 3.2.    Permitted Transfers.    Notwithstanding any other provision of this Agreement, a member of a Stockholder Group may: (i) transfer Common Shares to an Affiliate of such Stockholder or (ii) subject to Section 3.3, make a Distribution-in-Kind (each of the foregoing, a "Permitted Transfer" and each of the transferees in a Permitted Transfer, a "Permitted Transferee"). To the extent a Permitted Transferee described in clause (i) above is not an individual or an estate, and a Person (which is not a member of the applicable Stockholder Group or a Permitted Transferee of such Permitted Transferee) acquires Control of such Permitted Transferee, (x) such acquisition of Control shall be deemed to be a transfer of the Common Shares held by such Permitted Transferee subject to the restrictions on transfer contained in this Agreement and (y) to the extent such Permitted Transferee then holds assets in addition to Common Shares, the determination of the purchase price deemed to have been paid for the Common Shares held by such Permitted Transferee in such deemed transfer for purposes of the provisions of this Agreement shall be made by the Board of Directors in good faith.

        Section 3.3.    Restrictions on Distributions-in-Kind.    No Stockholder shall make a Distribution-in-Kind:

          (a)   until the later of (x) the expiration of any underwriter-imposed "lock-up" period following the first secondary offering pursuant to an effective registration statement filed under the Securities Act after consummation of an Initial Public Offering, (y) the date that is 12 months following the consummation of an Initial Public Offering, and (z) the date that is the second anniversary of the Closing Date;

          (b)   if such Stockholder Group owns 15% or more of the number of Common Shares constituting the Public Float;

          (c)   if the Common Shares proposed to be transferred pursuant to a Distribution-in-Kind would represent more than 10% of the number of Common Shares constituting the Public Float;

          (d)   if such Stockholder Group has made a Distribution-in-Kind within the preceding six- month period; or

          (e)   if the Company is In Registration or during any underwriter-imposed "lock-up" period.

        Section 3.4.    Notice of Proposed Transfer.    No less than 10 days prior to any proposed transfer of any Common Shares by a Stockholder (other than under the circumstances described in Article IV or pursuant to a Registered Sale), the Stockholder shall give written notice to the Company and the other Stockholders of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer, the proposed date of the transfer and the number of Common Shares proposed to be transferred and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of the Common Shares may be affected without registration under the Securities Act.

        Section 3.5.    Validity of transfers; Compliance with Laws, Agreement.    (a) Any attempt to transfer any Common Shares in violation of this Agreement shall be null and void. The Company shall not record on its stock transfer books or otherwise any transfer of Common Shares in violation of the terms and conditions set forth herein.

        (b)   No transfer may be made unless (i) the transfer complies in all respects with the applicable provisions of this Agreement and (ii) the transfer complies in all respects with applicable federal and state securities laws, including, the Securities Act.

        (c)   As a condition to any transfer of Common Shares (other than pursuant to a Registered Sale, a Rule 144 Sale or a Distribution-in-Kind provided that the transferee in such Distribution-In Kind does not own more than 5% of the outstanding Common Shares subsequent to such transfer), the transferee shall agree (pursuant to an agreement in form and substance reasonably acceptable to the Company) to become a party to this Agreement and shall have such rights and obligations of its transferor for purposes of Articles III and IV; provided, that, in connection with a transfer of at least 10% of the outstanding Common Shares made with the prior approval of the KKR Group, which approval shall not be unreasonably withheld, the DLJ Group may also assign its rights and obligations under Sections 2.1, 2.2, 2.3 and 2.4 to such transferee, and in such circumstances, the transferee shall have the rights and obligations of the DLJ Group under such Sections and, provided, further, that a transferee of Common Shares pursuant to clause (i) of Section 3.2 shall have all of the rights and obligations of the members of the Stockholder Group of its transferor.

ARTICLE IV

RIGHT OF FIRST OFFER, TAG-ALONG SALE, DRAG-ALONG

        Section 4.1    Right of First Offer.    (a) At any time after the fifth anniversary of the Closing Date, to the extent that an Initial Public Offering has not been consummated, if any member of the DLJ Group (for purposes of this Section 4.1, a "Selling Stockholder") proposes to transfer (unless the proposed transfer is a Permitted Transfer or a transfer pursuant to such Selling Stockholder's "tag-along" rights under Section 4.2, in which case the following provisions need not be complied with) all or any portion of its Common Shares (the number of Common Shares proposed to be transferred by the Selling Stockholder, the "Subject Securities"), the Selling Stockholder shall deliver a notice of intention to sell (a "Sale Notice") to the members of the KKR Group (the "Offeree Stockholders") setting forth the number of Subject Securities proposed to be transferred, an irrevocable offer to sell such Subject Securities to the Offeree Stockholders and the terms and conditions pursuant to which the Selling Stockholder is offering to sell such Subject Securities. For purposes of this Section 4.1, KKR European shall be the initial representative of the Offeree Stockholders (the "Representative") (unless it shall designate a different member of the KKR Group to act as the Representative).

        (b)   Upon receipt of a Sale Notice, the Offeree Stockholders shall have the right to elect to purchase at the price and on the terms and conditions stated in the Sale Notice, all, but not less than all, of the Subject Securities (as allocated among the Offeree Stockholders in their discretion). In the event that the Offeree Stockholders elect to purchase all of the Subject Securities, the Representative shall so notify the Selling Stockholder within 20 days (the "Option Period") after the receipt by such party of the Sale Notice. Any such election shall be made by written notice (a "Notice of Election") to the Selling Stockholder.

        (c)   If a Notice of Election with respect to the Subject Securities shall have been delivered to the Selling Stockholder, the Selling Stockholder shall sell such Subject Securities to the Offeree

Stockholders designated in the Notice of Election at the price and on the terms and conditions stated in the Sale Notice.

        (d)   The closing of the sale of Subject Securities to the Offeree Stockholders shall take place at the offices of the Company, or such other location as the parties to the sale may mutually select, on a date the parties may mutually select, no later than 30 days following the expiration of the Option Period (or upon the expiration of such longer period required to obtain any necessary regulatory approvals). At such closing, the Selling Stockholder shall deliver a certificate or certificates for the Subject Securities to be sold, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor by certified or official bank check or by wire transfer of immediately available funds.

        (e)   If the Offeree Stockholders (and/or their assignee(s)) do not elect to purchase all of the Subject Securities by the end of the Option Period, such Subject Securities may be sold (in compliance with Section 4.2 below, to the extent applicable) to any Person for a period of 180 days following the expiration of the Option Period at a price not lower than the price specified in the Sale Notice and on other terms and conditions not more favorable to the purchaser than those specified in the Sale Notice. Any Subject Securities not sold by such 180th day shall again be subject to the restrictions contained in this Section 4.1.

        (f)    The Offeree Stockholders shall be entitled to assign any or all of their rights under this Section 4.1 to the Company or any other Person.

        (g)   To the extent that any Offeree Stockholder elects to purchase the Subject Securities pursuant to its rights under this Section 4.1, such election shall override any election of any other Stockholders exercising any rights under Section 4.2 hereof with respect to the same proposed transfer of Common Shares.

        (h)   The Company agrees to use commercially reasonable efforts to cooperate with, and provide reasonable assistance to, the Offeree Stockholder (or its assignee) or any prospective third party purchaser (if the Offeree Stockholders do not exercise their right of first offer in accordance with Section 4.1) in connection with obtaining any governmental or regulatory approval required in connection with the purchase of the Subject Securities; provided, that the Company shall not be obligated to take any action that would reasonably be expected to cause or impose any adverse effect on the business or operations of the Company.

        Section 4.2.    Tag-Along Rights.    (a) At any time prior to the consummation of a Qualified Public Offering, in the event that any Stockholder or Stockholders (for purposes of this Section 4.2, each a "Selling Stockholder") proposes to transfer (other than by way of a Permitted Transfer or pursuant to a Registered Sale or a Rule 144 Sale) all or any portion of the Common Shares owned by such Selling Stockholder (any of the foregoing, a "Sale"), then unless such Selling Stockholder(s) is entitled to give and does give a Drag-Along Notice pursuant to Section 4.3, such Selling Stockholder(s) shall give notice (a "Notice of Intention to Sell") to each other Stockholder and the Company promptly, and in any event not more than 10 days after the execution and delivery by all the parties thereto of the definitive agreement relating to the Sale, setting forth in reasonable detail the terms and conditions of such proposed Sale, including the number of Common Shares proposed to be so transferred, the name of the third party purchaser, the proposed amount and form of consideration. In the event that the terms and/or conditions set forth in the Notice of Intention to Sell are thereafter amended in any respect, the Selling Stockholder(s) shall give written notice (an "Amended Notice") of the amended terms and conditions of the proposed Sale promptly to each other Stockholder and the Company.

        (b)   Each Stockholder other than the Selling Stockholder(s) and its (or their Affiliates) shall have the right, exercisable upon written notice to the Selling Stockholder(s) within 20 days after such Stockholder's receipt of any Notice of Intention to Sell, or, if later, within 20 days of such Stockholder's receipt of the most recent Amended Notice, to participate in the proposed Sale by the Selling Stockholder to the proposed purchaser on the terms and conditions set forth in such Notice of Intention to Sell or the most recent Amended Notice, as the case may be (such participation rights being hereinafter referred to as "tag-along" rights). Each Stockholder may participate with respect to the Common Shares owned by such Stockholder in an amount equal to the product obtained by multiplying (i) the aggregate number of Common Shares owned by such Stockholder by (ii) a fraction, the numerator of which is equal to the number of Common Shares proposed to be sold or transferred by the Selling Stockholder(s) and the denominator of which is the aggregate number of Common Shares owned by the Selling Stockholder(s); provided, that, with respect to any member of the DLJ Group, the amount of Common Shares which may be included in a Sale by such Stockholder shall be reduced by the number of Common Shares transferred by the DLJ Group pursuant to any previous Distribution-in-Kind to the extent the number of Common Shares so distributed (represented as a percentage of the number of Common Shares owned by the DLJ Group immediately following the Closing) exceeds the number of Common Shares transferred by the KKR Group to any third-party transferee since the Closing (expressed as a percentage of the Common Shares owned by the KKR Group immediately following the Closing). Any Stockholders that have not notified the Selling Stockholder of their intent to exercise tag-along rights 20 days after receipt of the Notice of Intention to Sell or, if later, within 20 days of receipt of an Amended Notice shall be deemed to have elected not to exercise such tag-along rights with respect to the Sale contemplated by such Amended Notice (regardless of their election pursuant to the Notice of Intention to Sell relating to such Sale). If the number of Common Shares elected to be sold by the Selling Stockholder(s), any other Stockholders and any other holders of Common Shares who have been granted the same rights to participate in such proposed Sale granted to the Stockholders hereunder, is greater than the number of Common Shares specified in the Notice of Intention to Sell, the number of Common Shares being sold by each such holder shall be reduced such that the applicable holder shall be entitled to (and obligated to) sell only its pro rata portion of Common Shares (based on the number of Common Shares owned by such holder to the total number of Common Shares owned by all of such electing holders). If one or more Stockholders or other holders of Common Shares who have been granted the same rights to participate in such proposed Sale granted to the Stockholders hereunder elect not to include the maximum number of Common Shares that such holders would have been permitted to include in a proposed Sale, the Selling Stockholders and such Stockholders and other holders may sell in the proposed Sale a number of additional Common Shares owned by any of them equal to their pro rata portion of the number of Common Shares eligible to be included in the proposed Sale and not so elected to be included (based on the number of Common Shares owned by such holder to the total number of Common Shares owned by all of such electing holders).

        (c)   If any Stockholder exercises its rights under this Section 4.2, the closing of the purchase of the Common Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Stockholder's Common Shares to the purchaser.

        (d)   In connection with any Sale pursuant to this Section 4.2, each Stockholder participating in the Sale shall make to the purchaser in the Sale the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder(s) makes in connection with the proposed Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder(s), a Stockholder exercising its "tag-along" rights shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder(s) and each other Stockholder participating in the Sale severally and not jointly. Each Stockholder participating in the Sale will be responsible for funding its proportionate share of any escrow arrangements in connection with the Sale and for its proportionate share of any withdrawals therefrom. All fees, commissions, adjustments to purchase price, expenses and indemnities of the Selling Stockholder(s) and each other participating Stockholder thereunder shall be borne by each of them on a pro rata basis based on the number of Common Shares sold by each of them in such Sale.

        Section 4.3.    Drag-Along.    (a) So long as this Agreement remains in effect, if a member of the KKR Group and any other holder of Common Shares (for purposes of this Section 4.3, the "Selling Stockholder(s)") receive a bona fide offer from any third party who is not an Affiliate of either the Company or any member of the KKR Group to purchase (including a purchase by merger, consolidation or similar transaction) at least a majority of the Common Shares (assuming the conversion or exercise of all outstanding securities, options, warrants or rights to acquire Common Shares, whether or not then convertible or exercisable) and such offer is accepted by the Selling Stockholder(s), then each member of the DLJ Group (a "Drag-Along Stockholder") hereby agrees that, if requested by the Selling Stockholder(s), it will transfer to such purchaser, subject to Sections 4.3(b) and 4.3(c), on the terms of the offer so accepted by the Selling Stockholder(s), including, time of payment, form of consideration and adjustments to purchase price, the number of Common Shares equal to the product obtained by multiplying (i) the aggregate number of Common Shares owned by such Drag-Along Stockholder by (ii) a fraction, the numerator of which is equal to the number of Common Shares proposed to be sold or transferred by the Selling Stockholder(s) and the denominator of which is the aggregate number of Common Shares owned by the Selling Stockholder(s).

        (b)   Notwithstanding the provisions of Section 4.3(a),(i) after the consummation of an Initial Public Offering a Drag-Along Stockholder shall not be required to transfer any Common Shares pursuant to Section 4.3 to the extent the consideration in the proposed transaction consists of other than cash and registered securities listed on an established U.S. or foreign securities exchange or traded on the Nasdaq National Market or foreign established over-the-counter trading system and (ii) prior to consummation of an Initial Public Offering a Drag-Along Stockholder shall not be required to transfer any Common Shares pursuant to Section 4.3 to the extent the consideration in the proposed transaction consists of other than cash and registered securities listed on an established U.S. or foreign securities exchange or traded on the Nasdaq National Market or foreign established over-the-counter trading system unless the Drag-Along Stockholder shall receive (1) as long as the Drag-Along Stockholder holds at least 1% of the outstanding common stock or similar securities of the purchaser (or its ultimate parent entity), rights not less favorable to the Drag-Along Stockholder in the aggregate than its rights under Section 7.1, (2) if (x) the Drag-Along Stockholder holds more than 5% of the outstanding common stock or similar securities of the purchaser (or its ultimate parent entity) and (y) if and for so long as the Selling Stockholders are entitled to designate at least four members of the board (or other governing body) of the purchaser (or its ultimate parent entity) (which four members shall be in addition to any board seat to be held by the chief executive officer of the Company), the Drag-Along Stockholder shall receive the right to designate one member of the board (or other governing body) of the purchaser or its ultimate parent entity, as the case may be, (3) incidental registration rights no less favorable to the Drag-Along Stockholder in the aggregate than its rights under Section 2 of the Registration Rights Agreement and Sections 5.1(a) and (c) and (4) tag-along rights with respect to any sale by the Selling Stockholders (other than a public distribution or a transfer to Affiliates) no less favorable to the Drag-Along Stockholder in the aggregate than its rights under Section 4.2. In addition, in connection with a transaction described in clause (ii) of the preceding sentence, the Selling Stockholder will request that the purchaser (i) to the extent that the Drag-Along Stockholder holds more than 5% of the outstanding common stock or similar securities of the purchaser (or its ultimate parent entity) but is not entitled to a board seat pursuant to clause (2) of the preceding sentence, grant the Drag-Along Stockholder the right to designate one observer to the board (or other governing body) of the purchaser or its ultimate parent entity, as the case may be, on terms that are no less favorable to the Drag-Along Stockholder in the aggregate than its rights set forth in

Section 2.1(g) and (ii) grant information rights to the Drag-Along Stockholder that are no less favorable to the Drag-Along Stockholder in the aggregate than its rights under Article VII.

        (c)   The Selling Stockholder(s) will give notice (the "Drag-Along Notice") to the Drag-Along Stockholders of any proposed transfer giving rise to the rights of the Selling Stockholder(s) set forth in Section 4.3(a) (a "Drag-Along Sale") not more than 10 days after the execution and delivery by all of the parties thereto of the definitive agreement relating to the Drag-Along Sale and, in any event, no later than 20 days prior to the closing date for such Drag-Along Sale. The Drag-Along Notice will set forth the number of Common Shares proposed to be so transferred, the name of the purchaser, the proposed amount and form of consideration, the number of Common Shares sought and the other terms and conditions of the offer. Each Drag-Along Stockholder (x) shall agree to the same covenants as the Selling Stockholder(s) agrees to in connection with the Drag-Along Sale and (y) shall make such representations and warranties concerning its title to the Common Shares to be sold in connection with the Drag-Along Sale and its authority to enter into and consummate the Drag-Along Sale as the Selling Stockholder(s) makes, but shall not be required to make any other representations and warranties (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to any of the Selling Stockholder(s), a Drag-Along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder(s) and the Drag-Along Stockholder severally and not jointly; provided, further, that a Drag-Along Stockholder shall not be required to agree to a non-competition covenant. Each Drag-Along Stockholder will be responsible for funding its proportionate share of any escrow arrangements in connection with the Drag-Along Sale and for its proportionate share of any withdrawals therefrom, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating the Drag-Along Sale that were not made by the Drag-Along Stockholder. Each Drag-Along Stockholder will be responsible for its proportionate share of any fees, commissions, adjustments to purchase price, expenses and indemnities in connection with the of the Drag-Along Sale; provided, that any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Stockholder shall be in an amount not to exceed the aggregate proceeds received by such Stockholder in connection with such Drag-Along Sale. If the Drag-Along Sale is not consummated within 90 days from the date of the Drag-Along Notice (subject to extension to obtain any necessary regulatory approvals), the Selling Stockholder(s) must deliver another Drag-Along Notice in order to exercise their rights under this Section 4.3 with respect to such Drag-Along Sale.

ARTICLE V

REGISTRATION RIGHTS

        Section 5.1.    Registration Rights; Supplemental Agreement.

        (a)   Each Stockholder (other than 1996 Fund, KKR II and KKR Millennium, which are currently parties to the Registration Rights Agreement) hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement, dated as of November 20, 2000, and as amended on July 23, 2003 (the "Registration Rights Agreement"), among the Company and the KKR Partnerships (as defined therein) signatory thereto. Subject in each case to the limitations set forth in this Article V, each Stockholder shall have the right to request registration under Section 2 of the Registration Rights Agreement, each Stockholder shall be deemed a Holder under and as defined in the Registration Rights Agreement with respect to the relevant requested registration and shall have all of the rights and privileges of the Registration Rights Agreement with respect thereto, in each case as if such Investor were an original Holder referred to therein. All Common Shares acquired by the Stockholders on the date hereof pursuant to the Subscription Agreement and any acquired after the Closing Date shall be deemed to be Registrable Securities under and as defined in the Registration Rights

Agreement. This Agreement shall be deemed to be a Supplemental Agreement under Section 8(a) of the Registration Rights Agreement to the extent necessary to effectuate the foregoing. Defined terms used in this Agreement but not defined shall have the meanings given thereto in the Registration Rights Agreement.

        Section 5.2.    Registration on Request.    (a) Notwithstanding the provisions of the Registration Rights Agreement, the parties to this Agreement hereby agree that, subject to the limitations described below, the DLJ Group shall have the rights of a Demand Party under the Registration Rights Agreement, to make up to an aggregate of three separate written requests that the Company effect the registration under the Securities Act of all or some of its Registrable Securities pursuant to Section 3 of the Registration Rights Agreement (each request made by any Demand Party pursuant to Section 3 of the Registration Rights Agreement, a "Request"); provided, that no member of the DLJ Group shall be entitled to make a Request until the earlier of (i) the termination of any applicable "lock-up" period and the end of any period in which the Company is In Registration in connection with the sale of any Registrable Securities of a member of the KKR Group pursuant to the exercise of its second Request pursuant to Section 3 of the Registration Rights Agreement and (ii) the sixth anniversary of the Closing Date, if no member of the KKR Group has made a Request as of such date.

        (b)   The Company hereby agrees to pay all Registration Expenses in connection with registration of Registrable Securities pursuant to any of the three Requests described in Section 5.2(a). Notwithstanding Section 3(c) of the Registration Rights Agreement, the Company hereby agrees to pay all Registration Expenses in connection with registration of Registrable Securities pursuant to the first seven Requests that the KKR Group may make pursuant to Section 3 of the Registration Rights Agreement.

        (c)   Notwithstanding the foregoing, in connection with any offering of Registrable Securities by the Company or a member of the KKR Group (each, a "Subject Offering") pursuant to which a member of the DLJ Group exercises its rights to include its Registrable Securities in such registered offering pursuant to Section 2 of the Registration Rights Agreement (in the case of a Subject Offering by the Company) or Section 3 (in the case of a Subject Offering by a member of the KKR Group made pursuant to a Request by a member of the KKR Group), no member of the DLJ Group shall be entitled to request that the Company register any of its Registrable Securities in connection with such Subject Offering unless and to the extent that the KKR Group sells in such Subject Offering a number of Common Shares equal to the positive difference (if any) between (i) the product of (x) the total number of Common Shares held by the KKR Group immediately following the Closing multiplied by (y) the fraction in which the numerator is the number of Common Shares distributed by the DLJ Group prior to such Subject Offering pursuant to any Distribution-in-Kind and the denominator is the total number of Common Shares held by the DLJ Group immediately following the Closing and (ii) the number of Common Shares that the KKR Group has sold in any other Subject Offering pursuant to a Request prior to such Subject Offering. To the extent the test in the preceding sentence is satisfied, for purposes of determining the number of Common Shares a member of the DLJ Group may request to register, the KKR Group shall be deemed to sell in such Subject Offering an amount equal to such positive difference.

        (d)   The Company and the KKR Group shall not terminate the Registration Rights Agreement or make any amendment, modification or supplement to the Registration Rights Agreement that would adversely affect the DLJ Group in a manner disproportionate to the effect on the KKR Group.

ARTICLE VI

PREEMPTION

        Section 6.1.    Preemptive Rights.    (a) Until the consummation of an Initial Public Offering, each Stockholder shall have the right to purchase for cash its Preemptive Right Pro Rata Share of newly issued (i) Common Shares, (ii) shares of common stock of a Subsidiary of the Company ("Subsidiary

Common Shares"), (iii) options or warrants to purchase, or securities convertible into or exchangeable for, Common Shares or Subsidiary Common Shares ("Rights") or (iv) newly issued securities of the Company or any Subsidiary of the Company, other than Common Shares, Subsidiary Common Shares or Rights, which are addressed separately in (i), (ii) and (iii) above (such securities, "Other Rockwood Securities" and together with Common Shares, Subsidiary Common Shares and Rights, "Group Securities"), in each case that the Company or any Subsidiary of the Company, as applicable, may from time to time propose to sell for cash; provided, that, with respect to Group Securities other than Common Shares or Rights to acquire Common Shares, the DLJ Group shall only be entitled to purchase such Group Securities other than Common Shares and Rights to acquire Common Shares if such securities are proposed to be sold to any member of the KKR Group or any Affiliate of a member of the KKR Group. A Stockholder's "Preemptive Right Pro Rata Share" shall be, at any given time, (i) with respect to issuances of Group Securities other than Common Shares or Rights to acquire Common Shares (x) for the KKR Group, that proportion, calculated prior to any proposed new issuance, which the number of Common Shares owned by the KKR Group at such time bears to the total number of Common Shares outstanding at such time and (y) for the DLJ Group, the product of the number of shares of a class of Group Securities which a Rockwood Entity proposes to issue to the KKR Group and the fraction, determined prior to any proposed new issuance, the numerator of which is the number of Common Shares owned by the DLJ Group and the denominator of which is the number of Common Shares owned by the KKR Group and (ii) with respect to issuances of Common Shares and Rights to acquire Common Shares, that proportion, calculated prior to any proposed new issuance, which the number of Common Shares owned by such Stockholder at such time bears to the total number of Common Shares outstanding at such time.

        (b)   In the event the Company or a Subsidiary of the Company proposes to undertake an issuance for cash of Group Securities to any Person, it shall give the Stockholders written notice (the "Preemptive Notice") of its intention to sell Group Securities for cash, the price, the identity of the purchaser and the principal terms upon which the Company or any Subsidiary proposes to issue the same. Subject to Section 6.1(a), each Stockholder shall have ten Business Days from the delivery date of any Preemptive Notice to agree to purchase a number of Group Securities up to its Preemptive Right Pro Rata Share of Group Securities (in each case calculated prior to the issuance) for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company or any Subsidiary of the Company, as applicable, and stating therein the number of Group Securities to be purchased.

        (c)   In the event that any Stockholder fails to purchase all of its Preemptive Right Pro Rata Share pursuant to this Section 6.1, the Company or any Subsidiary of the Company, as applicable, shall have 180 days after the date of the Preemptive Notice to consummate the sale of the Group Securities with respect to which such Stockholder's preemptive right was not exercised, at or above the price and upon terms not more favorable to the purchasers of such Group Securities than the terms specified in the initial Preemptive Notice given in connection with such sale.

        Section 6.2.    Excluded Securities.    The parties hereby agree that the preemption rights described in Section 6.1 shall not be exercisable with respect to any issuance by a Rockwood Entity of the following securities ("Excluded Securities"):

          (a)   any issuance of Common Shares or Subsidiary Common Shares upon the exercise or conversion of Rights or the issuance of Other Rockwood Securities upon the exercise of any option, warrant or security convertible into Other Rockwood Securities, in each case to the extent that such Right, option, warrant or convertible security was outstanding on the date hereof (including the KKR Warrant and the DLJ Warrants) or was the subject of a preemptive right described in Section 6.1;

          (b)   any issuance of securities to officers, employees, directors or consultants of any Rockwood Entity in connection with such person's employment arrangements with a Rockwood Entity;

          (c)   any issuance of securities in connection with any business combination or acquisition transaction involving any Rockwood Entity, including any issuance to the equityholders or management of the entity that is the subject of such business combination or acquisition transaction;

          (d)   subject to Section 2.4(e), any issuance of Common Shares or shares convertible into Common Shares or options, warrants or rights to acquire such securities issued in consideration for and in connection with a debt financing transaction; and

          (e)   any issuance of securities in connection with an Initial Public Offering.

ARTICLE VII

INFORMATION RIGHTS

        Section 7.1.    Information.

        (a)   At any time in which the Company is not required to file annual, quarterly and periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will furnish to each member of a Stockholder Group, as soon as practicable, but in any event within ninety (90) calendar days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and statements of operations, changes in capital and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

        (b)   At any time in which the Company is not required to file annual, quarterly and periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will furnish to each member of a Stockholder Group, as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and statements of operations, changes in capital and a statement of cash flows for such fiscal quarter.

        (c)   As soon as practicable, but in any event within forty-five (45) calendar days after the end of each month, the Company will furnish to each member of a Stockholder Group a monthly management report and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and statements of operations, changes in capital and a statement of cash flows for such month.

        (d)   The Company covenants and agrees to deliver to each Stockholder until such time as the Stockholder Group of which such Stockholder is a member ceases to own at least 1% of the outstanding Common Shares, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such holder.

        (e)   The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as the Stockholder Group of which such Stockholder is a member owns less than 1% of the outstanding Common Shares, (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers from time to time as each such Stockholder may reasonably request.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1.    Effectiveness and Term.    This Agreement shall be effective upon the closing of the transactions under the Subscription Agreement and shall automatically terminate and be of no further force or effect upon termination of such agreement by a party thereto. After its effectiveness, this Agreement shall terminate upon (i) as to any Stockholder Group, the date when such Stockholder Group owns less than 1% of the outstanding Common Shares or (ii) upon a written agreement by the Stockholders to terminate the Agreement.

        Section 8.2.    Legend.    (a) Each certificate representing Common Shares shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions of this Agreement:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT DATED AS OF JULY 29, 2004 AMONG ROCKWOOD HOLDINGS, INC. (THE "COMPANY") AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

        (b)   In addition, each certificate representing Common Shares shall conspicuously bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER UNITED STATES SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNLESS SUCH SHARES ARE REGISTERED OR TRANSFERRED IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

        The requirement imposed by this Section 8.2(b) shall cease and terminate as to any particular Common Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Common Shares have been effectively registered under the Securities Act or transferred pursuant to a Rule 144 Sale. Wherever such requirement shall cease and terminate as to any Common Shares the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in this Section 8.2(b)

        (c)   The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 8.8 for the purpose of furnishing copies to the parties hereto.

        Section 8.3.    Recapitalizations, Exchanges, Etc., Affecting Common Shares.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Shares, and to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

        Section 8.4.    Confidentiality.    Except as required by law or other legal proceeding, each party hereto will, and will cause each of their respective subsidiaries, Affiliates and representatives to, maintain in confidence, any nonpublic or confidential proprietary information furnished to them by or on behalf of any other party or its representatives in connection with this Agreement or the transactions contemplated hereby. All information provided under this Agreement shall be deemed confidential; provided, however, that information shall not be deemed confidential if (a) at the time of disclosure, such information is generally available to and known by the public (other than as a result of a disclosure directly by the recipient or any of its representatives), (b) such information was available to the recipient on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation or (c) such information is known to the recipient prior to or independently of its relationship with the party providing such information

        Section 8.5.    Headings.    Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

        Section 8.6.    Severability.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

        Section 8.7.    Benefits of Agreement.    Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. No assignments of rights under this Agreement shall be permitted and any such assignment shall be void, except an assignment pursuant to Section 3.5(c) in connection with a transfer of Common Shares.

        Section 8.8.    Notices.    Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

  (1)
  if to the Company:

      Rockwood Holdings, Inc.
      100 Overlook Center
      Princeton, NJ 08540
      Facsimile: 609-514-8722
      Attention: Thomas J. Riordan

    with a copy to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Facsimile: 212-455-2502
      Attention: Brian M. Stadler

  (2)
  if to the KKR Group (or any member thereof):

      c/o Kohlberg Kravis Roberts & Co. L.P.
      9 West 57th Street
      New York, NY 10019
      Facsimile: 212-750-0003
      Attention: Brian Carroll

    with a copy to (which shall not constitute notice):

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Facsimile: 212-455-2502
      Attention: Brian M. Stadler

          (3)   if to the DLJ Group(or any member thereof):

      DLJ Merchant Banking III, Inc.
      One Cabot Square
      London
      E14 4QS
      Facsimile: +44 20 7888 3477
      Attention: Susan Schnabel

    with a copy to (which shall not constitute notice):

      Weil, Gotshal & Manges LLP
      One South Place
      London
      EC2M 2WG
      Facsimile: +44 20 7903 0990
      Attention: Michael Francies, Esq.
                        Douglas Warner, Esq.

          (4)   if to any Stockholder that is not a member of the KKR Group or the DLJ Group, to it at the address set forth in the records of the Company;

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

        Section 8.9.    Amendments and Waivers.    (a) Neither this Agreement nor any provision hereof may be amended, modified, changed or discharged except by an instrument in writing signed by each of the parties hereto.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 8.10.    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        Section 8.11.    Specific Performance.    The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

        Section 8.12.    Further Assurances.    Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

        Section 8.13.    Vote, Consent and Action by a Group.    Where this Agreement provides for the vote, consent or approval of any Stockholder Group, such vote, consent or approval shall be determined by the holders of a majority of the Common Shares owned by such Stockholder Group. Within any Stockholder Group, the Stockholders may allocate the ability to exercise any rights under this Agreement in any manner that such Stockholder Group determines (determined by the holders of a majority of the Common Shares owned by such Stockholder Group).

        Section 8.14.    No Recourse.    Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

        Section 8.15.    Reimbursement of Expenses.    The Company agrees to pay or reimburse each Stockholder (i) for all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement and (ii) for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement and (2) the enforcement by such Stockholder of any right granted to it or provided for hereunder.

        Section 8.16.    APPLICABLE LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        Section 8.17.    Jurisdiction; No Jury Trial.    The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

        Section 8.18.    Entire Agreement.    This Agreement, together with the Subscription Agreement, the confidentiality agreement between Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking

III, Inc. dated November 13, 2003, the Management Services Agreement and the letter dated April 23, 2004 from Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. to Rockwood Specialties Group, Inc. relating to the allocation of currency hedging gains and losses constitutes the entire agreement between the parties with respect to the subject mater of this Agreement and supersedes all prior agreements and understandings (including the Commitment Letter dated April 19, 2004 from certain affiliates of each Stockholder Group to the Purchasers and the Stockholders Agreement Term Sheet dated April 19, 2004 between Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.), both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall amend, waive, modify or terminate (i) the Amended and Restated Board Observer Agreement, dated as of February 7, 2001, among the Company, Rockwood Specialties Consolidated, Inc., Merrill Lynch International, Inc. and Allianz Lebensversicherungs-AG, Stuttgart or (ii) the Amended Investors' Rights Agreement, dated as of February 7, 2001, among the Company, Allianz Lebensversicherungs-AG, Stuttgart, KKR 1996 Fund L.P., KKR Partners II, L.P. and Merrill Lynch Capital Corporation.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

KKR 1996 FUND, L.P.
By:	KKR Associates 1996 L.P., its General Partner
By:	KKR 1996 GP LLC, its General Partner
By:	/s/ PERRY GOLKIN Member
KKR PARTNERS II, L.P.
By:	KKR Associates (Strata) L.P., its General Partner
By:	Strata L.L.C., its General Partner
By:	/s/ PERRY GOLKIN Member
KKR MILLENNIUM FUND, L.P. as General Partner
By:	KKR MILLENNIUM GP LLC as General Partner
By:	/s/ PERRY GOLKIN Member
KKR PARTNERS III, L.P.
By:	KKR GP III, LLC, its General Partner
By:	/s/ PERRY GOLKIN Member
KKR EUROPEAN FUND, LIMITED PARTNERSHIP
By:	KKR ASSOCIATES EUROPE, LIMITED PARTNERSHIP, as General Partner
By:	KKR EUROPE LIMITED, as General Partner
By:	/s/ PERRY GOLKIN Director

[Signature Page to Stockholders Agreement]

DLJ MERCHANT BANKING PARTNERS III, L.P.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ OFFSHORE PARTNERS III-1, C.V.
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ OFFSHORE PARTNERS III-2, C.V.
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ OFFSHORE PARTNERS III, C.V.
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal
DLJ MB PARTNERSIII GMBH & CO. KG
By:	DLJ Merchant Banking III, L.P. Managing Limited Partner
By:	DLJ Merchant Banking III, Inc. General Partner
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal

MILLENNIUM PARTNERS II, L.P.
By:	DLJ Merchant Banking III, Inc. Managing General Partner
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal
MBP III PLAN INVESTORS, L.P.
By:	DLJ LBO Plans Management Corporation Managing General Partner
By:	/s/ MICHAEL S. ISIKOW
Name: Michael S. Isikow Title: Principal
ROCKWOOD HOLDINGS, INC.
By:	/s/ MICHAEL W. VALENTE
Name: Michael W. Valente Title: Assistant Secretary and General Counsel

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Exhibit 4.8
STOCKHOLDERS AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CORPORATE GOVERNANCE
ARTICLE III TRANSFERS
ARTICLE IV RIGHT OF FIRST OFFER, TAG-ALONG SALE, DRAG-ALONG
ARTICLE V REGISTRATION RIGHTS
ARTICLE VI PREEMPTION
ARTICLE VII INFORMATION RIGHTS